UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Polo Ralph Lauren Corporation
    (RL)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

    FYE March 31, 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
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                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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                                 |                 |            |              |      |         |             |         |          |
Class A Common Stock             |                 |            |              |      |         |      01     |    01   |     01   |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially owned                          |
                                    (e.g., puts, calls, warrants, options, convertible securities)                                 |
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               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |      | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |      | Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |4.    | or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Trans-| of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |action| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |Code  | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |(Instr| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |8)    |  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
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Class C Common |        |        |      |       |       |        |        |Class A      |         |        |         |      |      |
Stock          |   02   |        |      |       |       |   02   |   02   |Common Stock |02 and 03|        |   03    |  03  |  03  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners, L.P. ("GSCP"), Bridge Street Fund 1994, L.P. ("Bridge Street"), Stone Street Fund 1994, L.P. ("Stone Street"), Stone Street 1994, L.L.C ("Stone 1994 LLC"), GS Advisors, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group", and together with GSCP, Bridge Street, Stone Street, Stone 1994 LLC, GS Advisors and Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs, GS Group, GSCP, Bridge Street, Stone Street, Stone 1994 LLC and GS Advisors is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: Goldman Sachs may be deemed to own beneficially and directly and GS Group may be deemed to own beneficially and indirectly 2,291 shares of Class A Common Stock. Reflects an exempt acquisition of 391 shares of Class A Common Stock in connection with a basket transaction. The Reporting Persons, other than GS Group and Goldman Sachs, disclaim beneficial ownership of the securities reported herein. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

02: Shares of Class C Common Stock are convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock.

03: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 22,720,979 shares of Class C Common Stock through GSCP, Bridge Street and Stone Street (collectively, the "Limited Partnerships") of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. Goldman Sachs is the investment manager of GSCP. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

GSCP may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly 21,458,715 shares of Class C Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

Bridge Street may be deemed to own beneficially and directly and its managing general partner, Stone 1994 LLC, may be deemed to own beneficially and indirectly 645,657 shares of Class C Common Stock. Stone 1994 LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

Stone Street may be deemed to own beneficially and directly and its general partner, Stone 1994 LLC, may be deemed to own beneficially and indirectly 616,607 shares of Class C Common Stock. Stone 1994 LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.


**Signatures:

GS CAPITAL PARTNERS, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


GS ADVISORS, L.L.C.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


BRIDGE STREET FUND 1994, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


STONE STREET FUND 1994, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


STONE STREET 1994, L.L.C.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


Date:  May 3, 2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.